Exhibit 99.2

September 28, 2006

Board of Directors

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Gentlemen:

Six weeks have passed since we publicly announced our proposal to acquire all of the outstanding shares of Gold Kist on August 18, 2006. Unfortunately, during all of this time there has been virtually no progress toward negotiating a mutually agreeable transaction. In addition, Gold Kist has not provided us any of the information we requested. Our financial and legal advisors have spoken with your financial and legal advisors numerous times and the path forward remains unclear. Given this state of affairs, you leave us no alternative but to take our offer directly to Gold Kist shareholders. We believe that Gold Kist shareholders will find our $20 per share cash offer attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to Gold Kist’s share price prior to our offer.

Pilgrim’s Pride Corporation today is announcing that it intends to commence a tender offer to purchase all of the outstanding shares of Gold Kist common stock for $20 per share in cash. The transaction is valued at approximately $1 billion, plus the assumption of approximately $144 million of Gold Kist’s debt.

The offer represents significant value for Gold Kist shareholders:

•	A 55% premium over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering $20 per share in cash for the company.

•	Since Gold Kist’s initial public offering in 2004, its stock price has been on average approximately 50% of Pilgrim’s Pride’s stock price.[1] While stocks in our industry are subject to significant volatility, this relative trading value has remained consistent. Applying this average relative trading value of 50% to yesterday’s Pilgrim’s Pride closing stock price of $28.22, implies a Gold Kist stock price of approximately $14.31. Thereby, our offer represents an approximately 40% premium to this implied Gold Kist stock price.

Our board of directors unanimously supports the combination with Gold Kist. We have obtained financing for the tender offer through a combination of an amendment to our existing credit facility and a commitment letter for an additional credit facility from Lehman Brothers Inc. We

[1]	The average ratio of GKIS’s closing stock price to PPC’s closing stock price from October 7, 2004, the date of GKIS’s IPO, through August 18, 2006, the last day of trading before PPC made public its all cash $20 per share offer for GKIS, has been 0.507:1.00 (average ratio defined as the daily average of the relative stock prices over the measurement period).

are confident that we can obtain the necessary regulatory approvals and meet other customary closing conditions.

Sincerely,

PILGRIM’S PRIDE CORPORATION

/s/ Lonnie “Bo” Pilgrim
Lonnie “Bo” Pilgrim
Chairman